10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate April 21, 2008 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 1st Quarter Results

Holland, Michigan, April 21, 2008 — Macatawa Bank Corporation today announced its results for the first quarter of 2008.

Net income amounted to $2.44 million, or $0.14 per diluted share, for the 1st quarter of 2008 compared to net income of $4.84 million, or $0.28 per diluted share, for the same period in 2007. The Company recorded loan loss provisions of $2.7 million in the 1st quarter of 2008. The elevated loan loss provision led to the reduced earnings for the current quarter when compared to the prior year.

“As we enter 2008, the Michigan economy continues to struggle and further weakening has occurred across the broader national economy. During these difficult times, we remain cautious and conservative in our approach to asset quality. Although significant, the loan loss provision is down from the last quarter as we have worked hard to manage our credit position. We are making good progress at identifying and working through our problem loans while achieving greater clarity of our ultimate loss exposure,” commented Ben Smith, Chairman and CEO. The Company’s loan loss reserve was 1.81% of total loans at March 31, 2008; a level management considers appropriate based upon the current environment.

First quarter net interest income totaled $14.7 million, a decrease of $1.4 million compared to the first quarter of 2007. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by 2% or $33.4 million from the first quarter of 2007 to the first quarter of 2008. The net interest margin was 2.99% for the quarter, down only one basis point from 3.00% for the fourth quarter of 2007 and 36 basis points from 3.35% for the first quarter of 2007.

The Company was able to maintain its net interest margin at nearly the same level as in the fourth quarter of 2007 despite significant interest rate cuts by the Federal Reserve. A decline of only 5 basis points can be attributed to the 300 basis point cuts in the Federal funds and prime rates that began in late September of 2007. This decline was largely offset by a positive impact to the net interest margin from less interest reversals on loans moved to a non-accrual status. Future rate cuts will have a slight negative impact on net interest income in the near term, although over a full twelve month period the overall impact on earnings is expected to be neutral. The Company’s variable rate loan portfolio exceeds the level of variable rate funding, but the fixed rate funding portfolio that reprices over the next twelve months will offset this excess.

Non-interest income was $5.0 million for the first quarter of 2008, an increase of $1.3 million compared to the first quarter of 2007. Approximately $832,000 of the increase was related to gains realized on the termination of outstanding interest rate swaps. The Company chose to terminate its interest rate swaps considering its balanced sensitivity to future interest rate changes.

The Company also experienced growth in noninterest income across many service offerings. Gains on mortgage loans sold and fees from deposit services, investment services, title insurance, ATM and debit card processing and reverse mortgages all experienced strong growth compared to the prior year quarter. “Our broad and expanding service offerings continue to strengthen our relationships with our customers while diversifying our revenue,” added Mr. Smith.

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Macatawa Bank 1Q Results / page 2 of 3

Non-interest expense was $13.6 million for the quarter as compared to $11.8 million for the first quarter of 2007. The increases in salaries and benefits, occupancy and furniture and equipment primarily relate to operating costs associated with the opening of four new facilities during the first quarter of 2007. The $760,000 increase in other expense is primarily related to increases in legal and other carrying costs associated with non-performing assets, FDIC insurance premium assessments and third party processing costs from increased customer usage of ATM and debit cards. Total costs during the first quarter associated with administration and disposition of non-performing assets amounted to $455,000 compared to $160,000 for the first quarter of 2007.

Total assets increased $19.2 million since March 31, 2007 to $2.14 billion at March 31, 2008. Total loans increased $43.2 million since March 31, 2007, primarily in consumer mortgages, to $1.76 billion at March 31, 2008. Within the commercial loan portfolio, there has been a slight shift between commercial real estate and commercial and industrial loans.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2008	December 31, 2007	March 31, 2007

Construction and land development	$334,065	$335,366	$343,807
Farmland & agricultural	32,474	30,371	35,231
Non-farm, non-residential	460,573	454,764	459,266
Multi-family	29,768	35,381	38,374

Total Commercial Real Estate	856,880	855,882	876,678
Commercial and Industrial	435,703	438,743	431,588

Total Commercial Loans	$1,292,583	$1,294,625	$1,308,266

Commercial real estate loans declined $19.8 million while commercial and industrial loans grew by $4.1 million since March 31, 2007. Loans for the development or sale of 1-4 family residential properties were $239.6 million at March 31, 2008. Of this total, approximately $22.6 million is secured by vacant land, $132.6 million is secured by developed residential land and $84.4 million is secured by 1-4 family properties held for speculative purposes.

The Company’s non-performing loans of $75.6 million were relatively flat compared to the prior quarter and represent about 4.28% of total loans at March 31, 2008. Loans to residential developers comprise the majority of the balance in non-performing loans. Management believes non-performing loans are either well collateralized or adequately reserved.

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	March 31, 2008	December 31, 2007

Commercial Real Estate	$68,686	$68,634
Commercial and Industrial	5,474	4,116

Total Commercial Loans	74,160	72,750
Residential Mortgage Loans	609	641
Consumer Loans	802	518

Total Non-Performing Loans	$75,571	$73,909
Other Repossessed Assets	350	172
Other Real Estate Owned	8,248	5,704

Total Non-Performing Assets	$84,169	$79,785

Loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $55.8 million or 74% of non-performing loans at March 31, 2008 compared to $57.4 million or 78% of total non-performing loans at December 31, 2007.

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Macatawa Bank 1Q Results / page 3 of 3

Total deposits grew $47 million since December 31, 2007 to $1.57 billion at March 31, 2008, primarily from institutional customers. This allowed the Company to reduce its other borrowing levels during the quarter.

Since March 31, 2007, total deposits declined by $68.9 million. The decline was primarily attributed to one of the Company’s institutional depositors whose balances decreased by $105 million during the last twelve months. The withdrawals were associated with planned distributions and the depositor remains an excellent customer for the Company.

The Company has also reduced its holdings of out-of-market deposits generated from brokers. Brokered deposits have declined $24.9 million since March 31, 2007. Accordingly, growth from deposits within the Company’s markets has been approximately $61 million since March 31, 2007. The Company remained well-capitalized at March 31, 2008 with a total risk-based capital ratio of 10.7%.

“Despite these challenging times, we continue to execute on the initiatives we can control. Macatawa remains a profitable, well capitalized and progressive financial institution. We have built a sound franchise, able to withstand the ups and downs of the West Michigan economy. We are confident in the success of West Michigan, and poised to participate in its ultimate recovery,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 22, 2008, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

		Quarter Ended March 31,

EARNINGS SUMMARY		2008	2007

Total interest income		$31,317	$34,931
Total interest expense		16,620	18,872

Net interest income		14,697	16,059
Provision for loan loss		2,700	875

Net interest income after provision for loan loss		11,997	15,184

NON-INTEREST INCOME
Deposit service charges		1,241	1,142
Gain on sale of loans		476	443
Trust fees		1,170	1,197
Other		2,116	953

Total non-interest income		5,003	3,735

NON-INTEREST EXPENSE
Salaries and benefits		6,901	6,129
Occupancy		1,225	1,054
Furniture and equipment		993	892
Other		4,472	3,712

Total non-interest expense		13,591	11,787

Income before income tax		3,409	7,132
Federal income tax expense		971	2,297

Net income		$2,438	$4,835

Basic earnings per share		$0.14	$0.28
Diluted earnings per share		$0.14	$0.28
Return on average assets		0.46%	0.93%
Return on average equity		5.93%	12.06%
Net interest margin		2.99%	3.35%
Efficiency ratio		68.99%	59.55%

BALANCE SHEET DATA Assets	March 31, 2008	December 31, 2007	March 31, 2007

Cash and due from banks	$41,697	$49,816	$31,719
Federal funds sold	-	-	37,683
Securities available for sale	196,785	201,498	195,562
Securities held to maturity	1,915	1,917	2,639
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	2,341	3,127	2,972
Total loans	1,764,377	1,750,632	1,721,192
Less allowance for loan loss	31,954	33,422	23,689

Net loans	1,732,423	1,717,210	1,697,503

Premises and equipment, net	64,144	64,564	63,478
Acquisition intangibles	28,830	28,942	29,279
Bank-owned life insurance	22,916	22,703	22,036
Other assets	35,887	27,914	24,897

Total Assets	$2,139,213	$2,129,966	$2,120,043

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$169,662	$185,681	$168,684
Interest-bearing deposits	1,400,766	1,337,872	1,470,648

Total deposits	1,570,428	1,523,553	1,639,332
Federal funds purchased	17,372	46,467	-
Other borrowed funds	333,776	354,052	267,638
Long term debt	41,238	41,238	41,238
Other liabilities	13,413	4,031	8,429

Total Liabilities	1,976,227	1,969,341	1,956,637

Shareholders' equity	162,986	160,625	163,406

Total Liabilities and Shareholders' Equity	$2,139,213	$2,129,966	$2,120,043

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007

EARNINGS SUMMARY
Net interest income	$14,697	$14,687	$15,835	$16,335	$16,059
Provision for loan loss	2,700	10,270	3,640	965	875
Total non-interest income	5,003	4,312	4,031	4,020	3,735
Total non-interest expense	13,591	13,135	12,732	12,605	11,787
Income taxes	971	(1,794)	1,037	2,195	2,297
Net income	$2,438	$(2,612)	$2,457	$4,590	$4,835

Basic earnings per share	$0.14	$(0.15)	$0.14	$0.27	$0.28
Diluted earnings per share	$0.14	$(0.15)	$0.14	$0.26	$0.28

MARKET DATA
Book value per share	$9.58	$9.47	$9.64	$9.52	$9.49
Market value per share	$10.41	$8.59	$13.53	$15.91	$17.52
Average basic common shares	16,951,183	16,969,316	17,082,023	17,191,063	17,221,595
Average diluted common shares	17,003,229	16,969,316	17,232,709	17,405,018	17,499,098
Period end common shares	17,017,028	16,968,398	16,982,794	17,170,235	17,226,564

PERFORMANCE RATIOS
Return on average assets	0.46%	-0.50%	0.46%	0.87%	0.93%
Return on average equity	5.93%	-6.27%	5.91%	11.08%	12.06%
Net interest margin (FTE)	2.99%	3.00%	3.20%	3.32%	3.35%
Efficiency ratio	68.99%	69.14%	64.09%	61.93%	59.55%

ASSET QUALITY
Net charge-offs	$4,168	$2,764	$1,667	$711	$445
Nonperforming loans	$75,571	$73,909	$48,703	$29,470	$16,985
Other real estate and repossessed assets	$8,598	$5,876	$6,253	$6,302	$3,891
Nonperforming loans to total loans	4.28%	4.22%	2.80%	1.71%	0.99%
Nonperforming assets to total assets	3.93%	3.75%	2.61%	1.69%	0.98%
Net charge-offs to average loans (annualized)	0.95%	0.64%	0.39%	0.16%	0.10%
Allowance for loan loss to total loans	1.81%	1.91%	1.49%	1.39%	1.38%

CAPITAL & LIQUIDITY
Average equity to average assets	7.77%	7.93%	7.85%	7.83%	7.71%
Tier 1 capital to risk-weighted assets	9.41%	9.40%	9.66%	9.57%	9.53%
Total capital to risk-weighted assets	10.67%	10.66%	10.91%	10.93%	10.89%
Loans to deposits + other borrowings	92.66%	93.24%	95.35%	90.47%	90.26%

END OF PERIOD BALANCES
Total portfolio loans	$1,764,377	$1,750,632	$1,736,370	$1,724,773	$1,721,192
Earning assets	1,972,355	1,966,732	1,949,608	1,966,563	1,972,111
Total assets	2,139,213	2,129,966	2,102,733	2,116,295	2,120,043
Deposits	1,570,428	1,523,553	1,522,003	1,661,686	1,639,332
Total shareholders' equity	162,986	160,625	163,731	163,524	163,406

AVERAGE BALANCES
Total portfolio loans	$1,757,633	$1,734,325	$1,721,543	$1,732,553	$1,713,204
Earning assets	1,970,785	1,949,756	1,966,155	1,967,055	1,937,392
Total assets	2,116,605	2,099,826	2,116,474	2,114,974	2,078,501
Deposits	1,548,402	1,485,232	1,654,354	1,645,849	1,645,806
Total shareholders' equity	164,503	166,591	166,196	165,702	160,348